Exhibit 99.1
Unilife Receives SPP Applications Exceeding A$12.8 Million
SPP oversubscribed — all participating shareholders to receive their full application
LEWISBERRY, Pa., Dec. 31, 2010 /PRNewswire/ — Unilife Corporation (Unilife or Company) (Nasdaq: UNIS; ASX: UNS) announced today that its 2010 Share Purchase Plan (SPP), which closed on Wednesday, 22 December 2010, was significantly oversubscribed. The Company has received applications for approximately 15.1 million new CHESS Depositary Interests (CDIs) at an issue price of A$0.85 (each CDI representing an interest in one sixth of a share of the Company’s common stock) with a value of approximately A$12.8 million.
As announced on 7 December 2010, Unilife offered eligible shareholders with a registered address in Australia or New Zealand the opportunity to subscribe for up to A$15,000 worth of CDIs under the SPP. As a result of the overwhelming demand for CDIs under the SPP, and to ensure all shareholders that applied under the SPP have the ability to participate, the Unilife Board has subsequently authorised an increase in the number of CDIs to be issued under the SPP.
Initially, up to 8,235,294 CDIs were to be issued to raise up to A$7 million as disclosed in the Company’s 2010 SPP documentation. Due to strong demand amongst eligible shareholders, 15,058,920 CDIs will now be issued to raise approximately A$12.8 million before costs.
Unilife intends to use the proceeds raised from the SPP for the purchase of additional capital equipment, for general operations including moving forward with the development of additional pipeline products and supporting the 2011 transition of Unilife into a commercial manufacturer and supplier of its proprietary medical devices to pharmaceutical and healthcare companies.
Comment from Unilife Chief Executive Officer, Mr Alan Shortall
“The Board and I are very pleased by the overwhelming support displayed by eligible shareholders applying for CDIs in the SPP. We received applications from Unilife’s Australian and New Zealand shareholders for over 180% of the money that we targeted to raise. It is clear that shareholders recognize that Unilife has in recent years built a strong track record for delivering upon its key business milestones. I believe many shareholders now share our confidence in the robust commercial position of Unilife as we prepare to commence production of the Unifill® syringe, and build relationships with a number of major pharmaceutical companies.”
“The Board very much appreciates the on-going support from shareholders of the Company and its management through these applications. As we wish to accommodate the shareholders to the greatest extent possible, we have decided to allot CDIs in respect of all applications received. On behalf of the Board, I would like to express our sincere thanks to all of our shareholders for their trust and support.”
Timing and allotment
Allotment of CDIs under the SPP will occur on 31 December 2010. Applicants will be advised of their final allocations when holding statements in respect of the SPP CDIs are despatched, which is expected to occur on 5 January 2011. It is the responsibility of shareholders to confirm the number of CDIs allotted to them under the SPP prior to trading in those CDIs. Shareholders who sell SPP CDIs before they receive their holding statements do so at their own risk.

Restrictions on resale of CDIs into the U.S.
The SPP was made available to qualifying investors in reliance on the exemption from registration contained in Regulation S of the United States Securities Act of 1933 (US Securities Act) for offers of securities which are made outside the U.S. This means that a registration statement (similar to an Australian prospectus) is not required to be prepared with respect to the SPP.
However, in order to comply with the requirements of Regulation S, investors may not re-sell SPP CDIs into the U.S. or to a U.S. person for a period of six months after the date of issue of the securities unless the re-sale of the securities is registered under the U.S. Securities Act or an exemption is available.
Accordingly, in order to enforce the above transfer restrictions whilst ensuring that shareholders can still trade their CDIs on ASX, the Company has requested that all of its CDIs bear a “FOR US” designation on ASX with effect from 3 December 2010.
As a result of the imposition of the “FOR US” designation, all shareholders of the Company will be restricted from selling their CDIs on ASX to U.S. persons. The FOR US designation will remain in place until six months after the date of allotment of CDIs under the Company’s SPP which is expected to occur 31 December 2010. During this period, existing shareholders will still be able to elect to convert existing CDIs acquired prior to 3 December 2010 into shares of common stock and trade on NASDAQ. However, if investors acquired CDIs under the SPP, or acquired CDIs on market after 3 December 2010 and they convert any such CDIs into common stock, they will receive restricted securities which would not be tradable on NASDAQ for this six month period.
About Unilife Corporation
Unilife Corporation is a U.S.-based medical device company focused on the design, development, manufacture and supply of a proprietary range of retractable syringes. Primary target customers for Unilife products include pharmaceutical manufacturers, suppliers of medical equipment to healthcare facilities and patients who self-administer prescription medication. These patent-protected syringes incorporate automatic, operator-controlled needle retraction features which are fully integrated within the barrel, and are designed to protect those at risk of needlestick injuries and unsafe injection practices. Unilife is ISO 13485-certified and has FDA-registered medical device manufacturing facilities in Pennsylvania.
This press release contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors” and elsewhere in our Annual Report on Form 10-K and those described from time to time in other reports which we file with the Securities and Exchange Commission.
General: UNIS-G

Investor Contacts (US):		Investor Contacts (Australia)
Todd Fromer / Garth Russell	Stuart Fine	Jeff Carter
KCSA Strategic Communications	Carpe DM Inc	Unilife Corporation
P: + 1 212-682-6300	P: + 1 908 469 1788	P: + 61 2 8346 6500

SOURCE Unilife Corporation